Exhibit 10.1

BB&T

Loan Agreement

XXXXXXXXX
Account Number

This Loan Agreement (the “Agreement”) is made this 28th day of September, 2017 by and between BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation (“Bank”), and:

APPLIED OPTOELECTRONICS, INC., a Delaware corporation (“Borrower”), having its chief executive office at 13139 Jess Pirtle Blvd, Sugar Land, TX 77478.

The Borrower has applied to Bank for and the Bank has agreed to make, subject to the terms of and upon the reliance of Borrower’s representations, warranties and agreements made in this Agreement, the following loan and/or line of credit (hereinafter sometimes referred to, singularly or collectively, if more than one, as “Loan(s)”):

Line of Credit (“Line of Credit”) in the maximum principal amount not to exceed $50,000,000 at any one time outstanding for the purpose of financing working capital needs and other business purposes which shall be evidenced by the Borrower’s Promissory Note dated on or after the date hereof which shall bear interest at the rate set forth in such note, the terms of which are incorporated herein by reference (the “Line Note”). The Line of Credit shall mature on September 28, 2020, when the entire unpaid principal balance then outstanding plus accrued interest thereon shall be paid in full. Prior to maturity or the occurrence of any Event of Default hereunder and subject to Availability, as applicable, the Borrower may borrow, repay, and reborrow under the Line of Credit through the Maturity Date. The principal balance from time to time outstanding under the Line of Credit shall bear interest at the rate set forth in the Line Note. Bank shall make advances under the Line of Credit into the Borrower’s designated operating account or other designated deposit account maintained with Bank upon receipt of the written or oral request (thereafter confirmed in writing) of Borrower provided that Bank shall not be required to make any advance which would cause Borrower to exceed Availability (as defined in section 10 hereof), if applicable. If at any time the aggregate principal balance outstanding under the Line of Credit shall exceed Availability, Borrower shall immediately upon demand pay the amount necessary to bring the outstanding balance thereunder within Availability. The Line of Credit shall be secured by a first and prior lien and security interest in the Borrower’s or other owner’s existing and hereafter acquired personal property pursuant to the terms of applicable security instruments listed below. Unused Line Fee: Borrower shall pay the Bank, quarterly in arrears on the last day of each calendar quarter, an unused fee equal to 0.15 % per annum on the average daily unused amount of the Line of Credit for such calendar quarter calculated on the basis of a year of 360 days for the actual number of days elapsed.

Yield Protection. If at any time a change in any law or regulation (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or other U.S. or foreign regulatory authorities pursuant to Basel III) or in the interpretation thereof by any governmental authority having the authority to interpret or enforce the same shall make it unlawful for Bank to make or maintain the Loan(s) under the terms of this Agreement, Bank shall have the right to convert the applicable interest rate on the Loan(s) to (a) if no Event of Default then exists, a rate based on the Prime Rate Equivalent (as hereinafter defined), to be adjusted as Bank's Prime Rate changes and to be increased by an interest rate margin determined by Bank, or (b) if an Event of Default exists, the Default Rate.  As used herein, as of any date of determination, “Prime Rate Equivalent” means a per annum interest rate equal to the greater of (a) the Prime Rate as of such date of determination, minus the amount (if any) by which (i) the Prime Rate as of the conversion described in the preceding sentence exceeded (ii) the One Month LIBOR (as defined in the Addendum to Promissory Note with respect to the Line Note) as of (or, if not then determinable, as of the most recent determination prior to) the conversion described in the preceding sentence and (b) 0.00%.  As of the date hereof, the Prime Rate Equivalent is equal to the Prime Rate minus 1.25%. Similarly, should Bank incur increased costs or a reduction in the amounts received or receivable on the Loan(s) because of any change in any applicable law, regulation, rule, guideline or order, including without limitation the imposition, modification or applicability of any reserves, deposits or capital adequacy then Borrower shall pay to Bank within ten (10) business days of demand, which demand shall contain the basis and calculations supporting such demand, as may be required to compensate Bank for such increased costs or reductions in amounts to be received hereunder. Each determination and calculation made by Bank shall, absent manifest error, be binding and conclusive on the parties hereto. All payments made by Borrower hereunder or the other Loan Documents shall be made free and clear and without deduction of any present or future taxes, levies, imposts, charges or withholdings other than taxes based on net income and franchise taxes imposed on Bank by the law of the jurisdiction in which the Bank is organized or transacting business.

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Additional terms, conditions and covenants of this Agreement are described in Schedule DD, Schedule EE, or any other schedule attached hereto, the terms of which are incorporated herein by reference. The Line Note is collectively referred to herein as the “Note(s)” and shall include all extensions, renewals, modifications and substitutions thereof. Bank may, at its sole discretion, effect payment of any sums past due under the Note(s) and any fees or reimbursable expenses due by debiting Borrower’s operating or other deposit account maintained with Bank.

Section 1 Conditions Precedent

The Bank shall not be obligated to make any disbursement of loan proceeds until all of the following conditions have been satisfied by proper evidence, execution, and/or delivery to the Bank of the following documents and items in addition to this Agreement, all in form and substance satisfactory to the Bank and the Bank’s counsel in their sole discretion:

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, and employer identification number of the Borrower sufficient for the Bank to verify the identity of the Borrower in accordance with the USA Patriot Act. Borrower shall notify Bank promptly of any change in such information.

Loan Agreement: This Agreement duly executed by Borrower.

Note(s): The Note(s) duly executed by the Borrower.

Security Agreement(s): Security Agreement(s) in which Borrower (a “Debtor”) shall grant to Bank a first priority security interest in the personal property specified therein. (If Bank has or will have a security interest in any collateral which is inferior to the security interest of another creditor, Borrower must fully disclose to Bank any and all prior security interests, and Bank must specifically approve any such security interest which will continue during the term of the Loan(s))

UCC Financing Statements: Copies of UCC Financing Statements duly filed in Borrower’s state of incorporation, organization or residence, and in all jurisdictions necessary, or in the opinion of the Bank desirable, to perfect the security interests granted in the Security Agreement(s), and certified copies of Information Requests identifying all previous financing statements on record for the Borrower, as appropriate from all jurisdictions indicating that no security interest has previously been granted in any of the collateral described in the Security Agreement(s), unless prior approval has been given by the Bank.

Corporate Resolution: A Certificate of Corporate Resolutions signed by the corporate secretary or certified officer containing resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery, and performance of the Loan Documents on or in a form provided by or acceptable to Bank.

Articles of Incorporation: A copy of the Articles of Incorporation and all other charter documents of Borrower, all filed with and certified by the Secretary of State of the state of the Borrower’s incorporation.

By-Laws: A copy of the By-Laws of the Borrower, certified by the Secretary of the Borrower as to their completeness and accuracy.

Certificate of Incumbency: A certificate of the Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents.

Certificate of Existence: A certification of the Secretary of State (or other government authority) of the state of the Borrower’s incorporation or organization as to the existence or good standing of the Borrower and its charter documents on file.

Opinion of Counsel: An opinion of counsel for the Borrower satisfactory to the Bank and the Bank’s counsel.

Insurance: Copies of policies or certificates of insurance for the insurance policies of Borrower for the replacement cost of the insurable items of Collateral, naming Bank as lender’s loss payee.

Trademark Security Agreement: A Trademark Security Agreement signed by Borrower in a form satisfactory to Bank.

Patent Security Agreement: A Patent Security Agreement signed by Borrower in a form satisfactory to Bank.

Additional Documents: Receipt by the Bank of other approvals, opinions, or documents as the Bank may reasonably request.

Demand Deposit Accounts: Borrower shall have established with Bank (a) its primary operating accounts and (b) the Collateral Reserve Account into which all proceeds received from Accounts will be deposited.

Pre-Closing Examination: A pre-closing examination of Borrower’s accounts, inventory, equipment and procedures shall have been performed by Bank or its authorized agent, and Bank shall have found the results thereof satisfactory.

Payment in Full of Existing Debt: All existing term debt in favor of East West Bank and Comerica Bank owed by Borrower or secured by any of its assets shall have been repaid in full by Borrower.

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Section 2 Representations and Warranties

The Borrower represents and warrants to Bank that:

2.01.              Financial Statements. The balance sheet of the Borrower and its subsidiaries, if any, and the related Statements of Income and Retained Earnings of the Borrower and its subsidiaries, the accompanying footnotes together with the accountant’s opinion thereon, and all other financial information previously furnished to the Bank, accurately, completely and fairly reflect the financial condition of the Borrower and its subsidiaries as of the dates thereof, including all contingent liabilities of every type, and the financial condition of the Borrower and its subsidiaries as stated therein has not changed materially and adversely since the date thereof.

2.02.              Name, Capacity and Standing. The Borrower’s exact legal name is correctly stated in the initial paragraph of the Agreement. If the Borrower and any of its subsidiaries, if any, is a corporation, general partnership, limited partnership, limited liability partnership, or limited liability company, it is duly organized and validly existing under the laws of its respective state of incorporation or organization; that it and/or its subsidiaries, if any, are duly qualified and in good standing in every other state in which the nature of their business shall require such qualification, Borrower is duly authorized by its board of directors to enter into and perform the obligations under the Loan Documents.

2.03.              No Violation of Other Agreements. The execution and delivery of the Loan Documents, and the performance by the Borrower thereunder will not violate any provision, as applicable, of its articles of incorporation or by-laws, or of any law, other agreement, indenture, note, or other instrument binding upon Borrower, or give cause for the acceleration of any of the respective obligations of Borrower.

2.04.              Authority. The execution, delivery and performance of this Agreement, the Note(s) and the other Loan Documents have been duly authorized by all necessary and proper corporate or equivalent action. All authority from and approval by any federal, state, or local governmental body, commission or agency necessary to the making, validity, or enforceability of this Agreement and the other Loan Documents has been obtained.

2.05.              Asset Ownership. The Borrower has good and marketable title to all of the properties and assets reflected on the balance sheets and financial statements furnished to the Bank, and all such properties and assets are free and clear of mortgages, deeds of trust, pledges, liens, security interests, and all other encumbrances except as otherwise disclosed by such financial statements or otherwise in writing.

2.06.              Discharge of Liens and Taxes. The Borrower and its subsidiaries, if any, have filed, paid, and/or discharged all taxes or other claims which may become a lien on any of their respective properties or assets, excepting to the extent that such items are being appropriately contested in good faith and for which an adequate reserve (in an amount acceptable to Bank) for the payment thereof is being maintained.

2.07.              Regulations U and X. None of the Loan(s) proceeds shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock in violation of the provisions of Regulation U and Regulation X of the Board of Governors of the Federal Reserve System.

2.08.              ERISA. Each employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by the Borrower or by any subsidiary of the Borrower meets, as of the date hereof, the minimum funding standards of Section 302 of ERISA, all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and no “Reportable Event” nor “Prohibited Transaction” (as defined by ERISA) has occurred with respect to any such plan.

2.09.              Litigation. There is no claim, action, suit or proceeding pending, or to Borrower’s knowledge threatened or reasonably anticipated before any court, commission, administrative agency, whether State or Federal, or arbitration which will materially adversely affect the financial condition, operations, properties, or business of the Borrower, its subsidiaries, if any, or affect the ability of the Borrower to perform its obligations under the Loan Documents.

2.10.              Other Agreements. The representations and warranties made by Borrower to Bank in the other Loan Documents are true and correct in all respects on the date hereof.

2.11.              Binding and Enforceable. The Loan Documents, when executed, shall constitute valid and binding obligations of the Borrower, and are enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditors’ rights generally.

2.12.              Commercial Purpose. The Loan(s) are not “consumer transactions”, as defined in the Texas Uniform Commercial Code, and none of the collateral was or will be purchased or held primarily for personal, family or household purposes.

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2.13.              Foreign Assets Control Regulations. It is not in violation of (i) the Trading with the Enemy Act (50 U.S.C. App. Sec. 1 et seq), as amended, (ii) any of the foreign assets control regulations issued by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”) and any executive order related thereto, or (iii) the U.S. Patriot Act, and further that it (a) is not subject to sanctions administered by OFAC or the U.S. Department of State or (b) has not engaged in any dealing or transactions with, or is otherwise associated with, any person subject to such sanctions.

2.14.              Survival of Representations and Warranties. Borrower agrees that in extending loan advances, Bank is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Bank under this Agreement or the other Loan Documents. Borrower further agrees that regardless of any investigation made by Bank, all such representations, warranties and covenants will survive the making of each advance under the Loan(s) and delivery to Bank of the Loan Documents, shall be continuing in nature, shall be deemed made and reaffirmed by Borrower at the time each advance is made, and shall remain in full force and effect until such time as Borrower’s indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided herein, whichever is the last to occur.

Section 3 Affirmative Covenants

The Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations owed under the Loan Documents, Borrower shall:

3.01.              Maintain Existence and Current Legal Form of Business. (a) Maintain its existence and good standing in the state of its incorporation or organization, (b) maintain its current legal form of business indicated above, and, (c) qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required.

3.02.              Maintain Records. Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of Borrower. If Borrower now or hereafter maintains any business records in the possession of a third party, at the request of Bank, Borrower shall notify such third party to permit Bank free access to such records at all reasonable times and to provide Bank with copies of any records it may request, all at Borrower’s expense.

3.03.              Maintain Properties. Maintain, keep, and preserve all of its properties (tangible and intangible) including the collateral necessary or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

3.04.              Conduct of Business. Continue to engage in an efficient, prudent, and economical manner in a business of the same general type as now conducted.

3.05.              Maintain Insurance. Maintain fire and other risk insurance, public liability insurance, and such other insurance as Bank may reasonably require with respect to Borrower’s properties and operations, in form, amounts, and coverages and with insurance companies reasonably acceptable to Bank. Borrower, upon request of Bank, will deliver to Bank from time to time the policies or certificates of insurance in form satisfactory to Bank, including stipulations that coverages will not be cancelled or diminished without at least thirty (30) days prior written notice to Bank. Each insurance policy also shall include an endorsement (NY long form) providing that coverage in favor of Bank will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering the Collateral, Borrower shall provide Bank with such Bank’s loss payable or other endorsements as Bank may require, and shall furnish to Bank upon request, reports on each existing insurance policy showing such information as Bank may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties and assets insured; (5) the current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy. In addition, upon request of Bank (however not more often than annually), Bank may require that an independent appraiser satisfactory to Bank determine, as applicable, the actual cash value or replacement cost of any Collateral. The cost of such appraisal shall be paid by Borrower. Should any or all of the Collateral become uninsured for any reason, Borrower shall have ten (10) days after receipt of notice from Bank to obtain replacement insurance on the Collateral satisfactory to Bank and, should Borrower fail to obtain such insurance, Bank may purchase insurance covering the Collateral, the cost of which shall be paid by Borrower on demand.

3.06.              Comply With Laws. Comply in all respects with all applicable laws, rules, regulations, ordinances and orders applicable to each Borrower’s business, operations and properties including without limitation, the Americans with Disabilities Act, paying before the delinquency thereof all taxes, assessments, and governmental charges imposed upon it or upon its income, profits or property, and all Environmental Laws.

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3.07.              Right of Inspection. Permit the officers and authorized agents of the Bank, at any reasonable time or times in the Bank’s sole discretion, to examine and make copies of the records and books of account of Borrower, to visit the properties of any Borrower, and to discuss such matters with any officers, directors, managers, members or partners, limited or general, of such Borrower, and with the Borrower’s independent accountant as Bank deems necessary and proper.

3.08.              Reporting Requirements. Furnish to Bank:

Quarterly Financial Statements: As soon as available and not more than forty-five (45) days after the end of each quarter, balance sheets, statements of income, cash flow, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied and certified as true and correct by an officer of the Borrower.

Annual Financial Statements: As soon as available and not more than one hundred twenty (120) days after the end of each fiscal year, balance sheets, statements of income, and retained earnings for the period ended and a statement of changes in the financial position, all in reasonable detail, and all prepared in accordance with GAAP consistently applied. The financial statements must be of the following quality or better: Audited.

Loan Base Report: On or before the twentieth (20th) day of each quarter, or as provided and/or required in accordance with Schedule DD or more frequently as Bank may require in its sole discretion, a Loan Base Report for the immediately preceding quarter in form acceptable to Bank signed by the President or chief financial officer of the Borrower.

Officer Compliance Certificate: An Officer’s Compliance Certificate (“OCC”) with respect to Borrower’s compliance with the Affirmative, Financial and Negative Covenants set forth in Sections 3, 5, and 6 of this Agreement. The OCC will be in the form of Schedule EE or other form acceptable to Bank, properly executed by an authorized officer of Borrower, including calculations to support all Financial Covenants, and set forth any corrective action taken or proposed to be taken with respect to any default or Event of Default under such covenants. The OCC is due within the same number of days required for the delivery of Financial Statements for each fiscal quarter’s end and for the fiscal year end. The OCC furnished by Borrower for the fiscal year end shall include a reconciliation of all adjustments, if any, by Borrower to the fourth quarter’s certification.

Notice of Litigation: Promptly after the receipt by the Borrower, notice of any complaint, action, suit or proceeding before any court or administrative agency or body of any type which, if determined adversely, could have a material adverse effect on the financial condition, properties, or operations of the Borrower.

Notice of Default: Promptly upon discovery or knowledge thereof, notice of the existence of any event of default under this Agreement or any other Loan Documents.

USA Patriot Act Verification Information: Information or documentation, including but not limited to the legal name, address, and employer identification number of the Borrower sufficient for the Bank to verify the identity of the Borrower in accordance with the USA Patriot Act. Borrower shall notify Bank promptly of any change in such information.

Other Information: Such other information as the Bank may from time to time reasonably request.

3.09.       Deposit Accounts. Maintain substantially all of its demand deposit/operating accounts with the Bank. Bank will make available to Borrower an interest bearing deposit account which will earn 1.25% interest per annum for a period of 12 months from the date hereof. Deposits into this account earning the 1.25% per annum interest rate will be capped at $100,000,000.

3.10.       Appraisal(s). If required by Bank, furnish, not more than one time per twelve (12) fiscal month period, at Borrower’s expense an independent appraisal or update by an appraiser satisfactory to Bank of the market value of any personal property collateral securing the Loan(s); provided, that if an Event of Default exists, Bank shall have the right to conduct such additional appraisals as it shall require.

3.11.       Affirmative Covenants from other Loan Documents. All affirmative covenants contained in any other Loan Documents are hereby incorporated by reference herein.

3.12.       Management. Maintain a principal executive officer, president, principal financial officer, principal accounting officer, principal operating officer, or any person performing similar functions with substantially the same qualifications and experience as the current principal executive officer, president, principal financial officer, principal accounting officer, principal operating officer, or any person performing similar functions and promptly provide written notice to Bank of any change in such principal executive officer, president, principal financial officer, principal accounting officer, principal operating officer, or any person performing similar functions; provided, that if Borrower’s principal executive officer, president, principal financial officer, principal accounting officer, principal operating officer, or any person performing similar functions shall cease to hold such office for any reason, such cessation shall not constitute a failure to maintain such office if Borrower shall replace such officer (in a temporary or permanent capacity) within one hundred twenty (120) days thereafter by a person selected by Borrower but reasonably acceptable to Bank.

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3.13       Reimbursement by Borrower. Upon Bank’s demand, promptly reimburse Bank for (a) (i) 50% of attorneys’ fees of Bank’s outside counsel, appraisal fees and the cost of the pre-closing examination described in Section 1 and (ii) all recording fees, documentary stamp and intangible taxes and all other costs, in each case incurred by Bank prior to the date hereof in connection with the preparation and negotiation of the Loan Documents, and the closing of any of the transactions contemplated thereby, which reimbursement may be debited by Bank from Borrower’s bank account number *********3818, and (b) all costs and fees (including, without limitation, recording fees, appraisal fees and attorneys’ fees) incurred by Bank after the date hereof in connection with (i) the amendment and administration of any of the Loan Documents and (ii) the enforcement or collection of the indebtedness of Borrower to Bank or enforcement by Bank of the terms and provisions of the Loan Documents.

3.14       Post-Closing Covenant. On or before October 5, 2017 (or such later date as Bank shall expressly agree to in writing), Borrower shall provide to Bank each of the following, in each case in form and substance satisfactory to Bank: (a) a lender's loss payable endorsement with respect to each insurance policy covering insurable items of Collateral, and (b) an acknowledgment to the Collateral Assignment of Rights Under Business Interruption Insurance Policy between Borrower and Bank dated the date of this Agreement, duly executed by Charter Oak Fire Insurance Company.

Section 4 Intentionally Omitted

Section 5 Financial Covenants

The Borrower covenants and agrees that from the date hereof until payment in full of the Loan(s) and the performance of all obligations under the Loan Documents, it shall at all times maintain the following financial covenants and ratios all in accordance with GAAP unless otherwise specified:

Fixed Charge Coverage Ratio: A Fixed Charge Coverage Ratio of not less than 1.5 to 1.0, measured quarterly as of the last day of each fiscal quarter. Fixed Charge Coverage Ratio means a ratio of (i) (a) EBITDA as of the last day of the applicable fiscal quarter minus (b) dividends and distributions to, and withdrawals by, owners during the twelve fiscal month period ending on the last day of the applicable fiscal quarter minus (c) Unfinanced Capital Expenditures as of the last day of the applicable fiscal quarter to (ii) the sum of interest expense and the current portion of long-term debt for the twelve fiscal month period ending on the last day of the applicable fiscal quarter. EBITDA means the sum of net income, interest expense, taxes, depreciation and amortization for the twelve fiscal month period ending on the last day of the applicable fiscal quarter (and, for the avoidance of doubt, EBITDA does not include any cash equity contributions to the capital of Borrower). Unfinanced Capital Expenditures means, as of any date of determination, equal to the greater of (I) (A) liabilities incurred or expenditures made by Borrower for the purchase of property, plant and equipment and comparable items reported in Borrower’s 10Q or 10K report, as applicable, during the twelve (12) fiscal month period ending on such date of determination less (B) proceeds from the issuance of notes payable and long-term debt paid during the twelve (12) fiscal month period ending on such date of determination, in each case as determined by Bank based on Borrower’s 10Q or 10K reports, as applicable, filed with the Securities and Exchange Commission pertaining to such twelve (12) fiscal month period, less (C) cash equity contributions made to the capital of Borrower during the twelve (12) fiscal month period ending on such date of determination, and (II) $0.00.

Total Liabilities to Tangible Net Worth: A ratio of Total Liabilities to Tangible Net Worth not greater than 2.0 to 1.0, measured quarterly as of the last day of each fiscal quarter. Total Liabilities means all funded debt, notes and trade accounts payable. Tangible Net Worth means net worth minus net intangibles (good will, contract rights and distribution rights) and assets representing claims on shareholders, Affiliates and subsidiaries that are not Borrowers.

Section 6 Negative Covenants

Each Borrower covenants and agrees that from the date hereof and until payment in full of all indebtedness and performance of all obligations under the Loan Documents, such Borrower shall not, without the prior written consent of the Bank:

6.02.              Liens. Create, incur, assume, or suffer to exist any lien or security interest upon or in Collateral, or any of Borrower’s other properties, whether now owned or hereafter acquired, except Permitted Liens.

6.03.              Intentionally Omitted.

6.04.              Intentionally Omitted.

6.05.              Change of Legal Form of Business; Purchase of Assets. Change Borrower’s name or the legal form of Borrower’s business as shown above, whether by merger, consolidation, conversion or otherwise. In addition, Borrower shall not purchase all or substantially all of the assets or business of any Person, unless such purchase (a) constitutes a Permitted Specified Transaction, and (b) is consensual and has been approved by the board of directors of such Person.

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6.06.              Leases. Create, incur, assume, or suffer to exist any leases, except:

(a)       Leases outstanding on the date hereof and showing on the most recent financial statement submitted to the Bank;

(b)       Operating Leases for facilities, machinery and/or equipment which do not in the aggregate require payments in excess of (i) $3,600,000 during the period from October 1, 2017 through September 30th, 2018, (ii) $6,100,000 during the period from October 1, 2018 through September 30th, 2019, and (iii) $8,600,000 during the period from October 1, 2019 through September 30th, 2020.

6.07.              Acquisition of Capital Stock or Other Ownership Interests. Purchase or redeem, retire, or otherwise acquire any of Borrower’s capital stock or other ownership interests, now or hereafter outstanding, unless such purchase, redemption, retirement or other acquisition constitutes a Permitted Specified Transaction.

6.08.              Intentionally Omitted.

6.09.              Guaranties. Assume, guarantee, endorse, or otherwise be or become directly or contingently liable for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

6.10.              Loans to Insiders and Affiliates. Make any loans to directors, officers, partners, members, shareholders, subsidiaries or Affiliates (unless such loans are subordinated to the Line of Credit pursuant to one or more subordination agreements, in each case in form and substance satisfactory to Bank), other than (a) unsubordinated loans in existence on the date of this Agreement that do not in the aggregate exceed $47,700,000, and are extended by Borrower to one or more of its subsidiaries, and (b) unsubordinated loans that constitute Permitted Specified Transactions.

6.11.              Disposition of Assets. Sell, lease, or otherwise dispose of any of its assets or properties (unless such sale, lease or other disposition of assets or properties is in the ordinary and usual course of its business), unless such sale, lease or other disposition constitutes a Permitted Specified Transaction.

6.12.              Intentionally Omitted.

6.13.              Negative Covenants from Loan Documents. All negative covenants contained in any Loan Document are hereby incorporated by reference herein.

6.14.              Transactions with Affiliates. Directly or indirectly, sell, lease, transfer, or otherwise dispose of any of its property to, or purchase any property from, or enter into any contract, agreement, understanding, loan, advance, guarantee or transaction (including the rendering of services) with or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless (a) such Affiliate Transaction or series of Affiliate Transactions is (i) in the best interest of Borrower and (ii) on terms that are no less favorable to Borrower than those what would have been obtained in a comparable arm’s-length transaction by Borrower with a person that is not an Affiliate, or (b) such Affiliate Transaction constitutes a Permitted Specified Transaction.

Section 7 Hazardous Substances and Compliance with Environmental Laws

7.01.        Investigation. Borrower hereby certifies that it has exercised due diligence to ascertain whether its real property is or has been affected by the presence of asbestos, oil, petroleum or other hydrocarbons, urea formaldehyde, PCBs, hazardous or nuclear waste, toxic chemicals and substances, or other hazardous materials, as defined in applicable Environmental Laws (collectively, “Hazardous Substances”). Borrower represents and warrants that there are no Hazardous Substances contaminating its real property, nor have any such materials been released on or stored on or improperly disposed of on its real property during its ownership, occupancy or operation thereof except in strict compliance with Environmental Laws and any applicable permits. Borrower hereby agrees that, except in strict compliance with applicable Environmental Laws, it shall not knowingly permit any release, storage or contamination of its properties as long as any indebtedness or obligations to Bank under the Loan Documents remains unpaid or unfulfilled. In addition, Borrower does not have or use any underground storage tanks on any of its real property which are not registered with the appropriate Federal and/or State agencies and which are not properly equipped and maintained in accordance with all Environmental Laws. If requested by Bank, Borrower shall provide Bank with all necessary and reasonable assistance required for purposes of determining the existence of Hazardous Substances on any of its real property, including allowing Bank access to any of its real property, to Borrower’s employees having knowledge of, and to its files and records within Borrower’s control relating to the existence, storage, or release of Hazardous Substances on any of its real property.

7.02.        Compliance. Borrower agrees to comply with all applicable Environmental Laws, including, without limitation, all those relating to Hazardous Substances. Borrower further agrees to provide Bank, and all appropriate Federal and State authorities, with immediate notice in writing of any release of Hazardous Substances on any of its real property and to pursue diligently to completion all appropriate and/or required remedial action in the event of such release. In addition, Borrower shall within fifteen (15) days after receipt thereof, a complete copy of any notice, summons, lien, citation, letter or other communication from any governmental agency concerning any action or omission of Borrower in connection with any environmental activity or issue.

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7.03.        Remedial Action; Indemnity: Bank shall have the right, but not the obligation, to undertake all or any part of such remedial action in the event of a release of Hazardous Substances on any of Borrower’s real property and to add any expenditures so made to the principal indebtedness secured by the Deed(s) of Trust or other security instruments. Borrower agrees to indemnify and hold Bank harmless from any and all loss or liability arising out of any violation of the representations, covenants, and obligations contained in this Section 7, or resulting from the recording of the Deed(s) of Trust or other security instruments. In addition, Bank shall have all rights and remedies provided in other Loan Documents with respect to Hazardous Substances and violations of Environmental Laws.

Section 8 Events of Default

The following shall be “Events of Default” by Borrower:

8.01.        Should Borrower fail to make payment of any installment of principal or interest on any of the Note(s) when due.

8.02.        Should any representation or warranty made in the Loan Documents prove to be false or misleading in any material respect when made.

8.03.        Should any report, certificate, financial statement, or other document furnished prior to the execution of or pursuant to the terms of this Agreement prove to be false, incomplete or misleading in any material respect when delivered or made.

8.04.        Should Borrower default in the payment or performance of any other loan, line of credit, indenture, mortgage instrument, security agreement or other agreement with Bank or with another creditor or Person that may materially affect any Borrower’s property or ability to perform their respective obligations under this Agreement or the other Loan Documents.

8.05.        Should any Borrower breach any covenant, condition, or agreement made under any of the Loan Documents to which it is a party (other than Sections 3.01(c) and 3.08 (solely with respect to the Quarterly Financial Statements, Annual Financial Statements, Loan Base Report and Officer Compliance Certificate subsections contained therein), each of which is subject to Section 8.06 below).

8.06.        Should any Borrower breach any covenant, condition, or agreement made under (a) Section 3.01(c), and such breach shall not have been cured to Bank's satisfaction on or before the thirtieth (30th) day following the occurrence of such breach, (b) the Loan Base Report subsection of Section 3.08, and such breach shall not have been cured to Bank's satisfaction on or before the fifth (5th) day following the occurrence of such breach, or (c) the Quarterly Financial Statements, Annual Financial Statements, or Officer Compliance Certificate subsection of Section 3.08, and such breach shall not have been cured to Bank's satisfaction on or before the earlier of (i) the thirtieth (30th) day following the occurrence of such breach, and (ii) the date on which the Borrower files the financial statements corresponding to such breach with the Securities and Exchange Commission.

8.07.        Should a custodian be appointed for or take possession of any or all of the assets of any Borrower; should any Borrower either voluntarily or involuntarily become subject to any insolvency proceeding, including becoming a debtor under the United States Bankruptcy Code, any proceeding to dissolve any Borrower, any proceeding to have a receiver appointed, or should any Borrower make an assignment for the benefit of creditors; or should there be an attachment, execution, or other judicial seizure of all or any portion of any Borrower’s assets, including an action or proceeding to seize any Collateral or any funds on deposit with the Bank, and such seizure is not discharged within 30 days.

8.08.        Should final judgment for the payment of money be rendered against the Borrower which is not covered by insurance and shall remain undischarged for a period of 30 days unless such judgment or execution thereon is effectively stayed.

8.09.        Upon the termination of existence of, or dissolution of, the Borrower.

8.10.        Should any lien or security interest in the Collateral terminate, fail for any reason to have the priority agreed to by Bank on the date granted, or become unenforceable, unperfected or invalid for any reason, should the Collateral fail to be insured as required herein, or should the market value of the Collateral decline below the value anticipated or required in connection with the Loan(s).

8.11.        Should Borrower commit a default under any Hedge Agreement, as defined in Section 10.01, and such default shall not have been cured to Bank's satisfaction on or before the fifth (5th) business day following the occurrence of such default.

8.12.        Should Borrower assert for any reason that this Agreement or any provision hereof or any other Loan Document is invalid or unenforceable.

8.13.        (a) Should Borrower, or any officer or director of Borrower, be indicted for a felony offense under state or federal law, including without limitation any violation of any anti-money laundering, bribery, OFAC or bank fraud (in each case except for any felony described in clause (c)), and such officer or director is not replaced by an officer or director selected by Borrower but reasonably acceptable to Bank within ten (10) days of such indictment, (b) should Borrower employ an executive officer, or elect a director, who, to the knowledge of Borrower, has been convicted of any such felony offense, and (c) should Borrower, or any officer or director of Borrower, be indicted for or convicted of (i) a felony committed in the conduct of a Borrower’s business, or (ii) violating any state or federal criminal law that could lead to forfeiture of any material property of Borrower or any Collateral.

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Section 9 Remedies Upon Default

Upon the occurrence of any of the above Events of Default, and subject to any applicable notice and cure periods, if any, Bank may at any time thereafter, at its option, take any or all of the following actions, at the same or at different times:

9.01. Declare the outstanding balance(s) of the Note(s) to be immediately due and payable, both as to principal and interest, late fees, and all other amounts/expenditures without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower, and such balance(s) shall accrue interest at the Default Rate as provided herein until paid in full;

9.02. Require any Borrower to pledge additional collateral to Bank from such Borrower’s assets and properties to secure the Loan(s), the acceptability and sufficiency of such collateral to be determined in Bank’s sole discretion;

9.03. Take immediate possession of and/or foreclose upon any or all Collateral which may be granted to Bank as security for the indebtedness and obligations of any Borrower under the Loan Documents;

9.04. Exercise any and all other rights and remedies available to Bank under the terms of the Loan Documents and applicable law, including the Texas Uniform Commercial Code;

9.05. Any obligation of Bank to advance funds to a Borrower or any other Person under the terms of under the Loan Documents and all other obligations, if any, of Bank under the Loan Documents shall immediately cease and terminate unless and until Bank shall reinstate such obligation in writing.

Section 10 Miscellaneous Provisions

10.01. Definitions.

“Affiliate” shall mean any Borrower, any relative of any Borrower, or of an entity which is a parent, subsidiary or any person or entity controlled by, or under the common control of, any Borrower or Borrower’s parent or subsidiary.

“Availability” shall mean the lesser of (i) $50,000,000 or (ii) the Collateral Loan Value shown on the Loan Base Report furnished by Borrower to Bank on or before the twentieth (20th) day of each quarter as long as this Agreement shall remain in force, as provided in connection with a Permitted Specified Transaction, or as provided and/or determined in accordance with Schedule DD or more frequently as Bank may require in its sole discretion, as applicable. The percentages of acceptable collateral which will be used to determine the Collateral Loan Value, shall be the following (unless otherwise set forth in the applicable Schedule hereto): Eligible Inventory – 50%; Eligible Investment Grade Accounts – 90%; Eligible non-Investment Grade Accounts – 85%.

“Collateral” shall mean all personal property and assets granted as collateral security for the Loan(s), whether granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, assignment, pledge, crop pledge, chattel mortgage, chattel trust, factor’s lien, conditional sale, trust receipt, lien, charge, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise.

“Default Rate” shall mean a rate of interest equal to fifteen percent (15.0%) per annum (not to exceed the legal maximum rate) from and after the date of an Event of Default hereunder which shall apply, in the Bank’s sole discretion, to all amounts owing, on such date, calculated on the basis of the actual number of days elapsed over a year consisting of 360 days.

“Environmental Laws” shall mean all federal and state laws and regulations which affect or may affect any of Borrower’s real property, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and all applicable environmental laws and regulations of the State of Texas, as such laws or regulations have been amended or may be amended.

“Hedge Agreement” shall mean an agreement between Borrower and Bank, now existing or hereafter entered into, which provides for an interest rate, credit, commodity, equity swap or other Swap Obligation, cap floor, collar, spot or forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or currency prices.

“Loan Documents” shall mean this Agreement including any Schedule attached hereto, the Note(s), the Security Agreement(s), all UCC Financing Statements, the Trademark Security Agreement, the Patent Security Agreement, and all other documents, certificates, and instruments executed in connection therewith, and all renewals, extensions, modifications, substitutions, and restatements thereof and therefore.

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“Permitted Specified Transaction” shall mean a Specified Transaction that satisfies each of the following conditions: (a) at the time of such Specified Transaction, no Event of Default exists or would be caused upon the consummation thereof, (b) Availability on the date of any such Specified Transaction and after giving effect to such Specified Transaction shall equal or exceed 50% of the lesser of (i) the Line of Credit on such date and (ii) the Collateral Loan Value (as defined in Schedule DD) on such date, and (c) not less than five (5) days prior to the effectiveness of such Specified Transaction, Bank shall have received from Borrower a copy of the most recent Loan Base Report delivered on or before the date of such Specified Transaction, with updates to reflect the pro forma effect of such Specified Transaction (or, if required by Bank in its sole discretion, a Loan Base Report prepared as of the date of such Specified Transaction that gives pro forma effect to such Specified Transaction), unless (i) the value of such Specified Transaction is less than $5,000,000 individually, and (ii) the value of such Specified Transaction, when combined with all other Specified Transactions during the same fiscal quarter, is less than $20,000,000.

“Permitted Liens” shall mean (1) liens and security interest securing any indebtedness owed by any Borrower to Bank; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith and for which appropriate reserves are maintained; (3) liens of materialmen, mechanics, warehousemen, or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under Section 6.02; (5) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by Bank in writing; and (6) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower’s assets.

“Person” shall mean an individual, partnership, corporation, trust, unincorporated organization, limited liability company, limited liability partnership, association, joint venture, or a government agency or political subdivision thereof.

“GAAP” shall mean generally accepted accounting principles as established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants, as amended and supplemented from time to time.

“Prime Rate” shall mean the rate of interest per annum announced by Bank from time to time and adopted as its Prime Rate, which is one of several rate indexes employed by Bank when extending credit, and may not necessarily be Bank’s lowest lending rate.

“Specified Transaction” shall mean (a) a purchase of part or all of the assets of a business or any Person, (b) a purchase, redemption, retirement or other acquisition of any of Borrower’s capital stock or other ownership interests, (c) an unsubordinated loan to directors, officers, partners, members, shareholders, subsidiaries or Affiliates, (d) a sale, lease or other disposition of asset or properties, or (e) an Affiliate Transaction.

10.02. Non-impairment. If any one or more provisions contained in the Loan Documents shall be held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein shall not in any way be affected or impaired thereby and shall otherwise remain in full force and effect.

10.03. Applicable Law. The Loan Documents shall be construed in accordance with and governed by the laws of the State of Texas, and shall bind each Borrower’s heirs, personal representatives, successors and assigns and inure to the benefit of Bank’s successors and assigns.

10.04. Waiver. Neither the failure nor any delay on the part of Bank in exercising any right, power or privilege granted in the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power, or privilege which may be provided by law. A waiver by Bank of a provision of this Agreement shall not prejudice or constitute a waiver of Bank’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Bank, nor any course of dealing between Bank and Borrower shall constitute a waiver of any of Bank’s rights or of any of Borrower’s obligations as to any future transaction. Whenever the consent of Bank is required under this Agreement, the granting of such consent by Bank in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Bank.

10.05. Modification. No modification, amendment, or waiver of any provision of any of the Loan Documents shall be effective unless in writing and signed by the Borrower and Bank.

10.06. Payment Amount Adjustment. In the event that any Loan(s) referenced herein has a fixed payment with a variable (floating) interest rate and, as a result of an increase in such interest rate, accruals of interest are not fully paid, Bank, in its sole discretion, may at any time adjust the Borrower’s fixed payment amount(s) to prevent the amount of interest accrued in a given period exceeding the periodic payment amount or to cause the affected Loan(s) to be repaid within the same period of time as originally agreed upon.

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10.07. Stamps and Other Fees. The Borrower shall pay all federal or state stamp and recording taxes, or other fees or charges, if any are payable or are determined to be payable by reason of the execution, delivery, or issuance of the Loan Documents or any security granted to the Bank; and the Borrower agrees to indemnify and hold harmless Bank against any and all liability in respect thereof. Borrower shall pay all fees incurred by Bank for any appraisal of the Collateral obtained at any time after the date of this Agreement which Bank requires pursuant to federal or state regulations, in connection with any event of default under the Loan Documents or restructure of the Loan(s), any material damage to or condemnation of the Collateral, or in connection with any foreclosure or forbearance. Such appraisal fees shall be payable on demand, shall accrue interest at the default rate set forth in the Note(s) following demand and shall be secured by the security documents executed by Borrower.

10.08. Attorneys’ Fees. In the event Borrower shall default in any of its obligations hereunder and the Bank finds it necessary to employ an attorney to assist in the enforcement or collection of the indebtedness of Borrower to Bank, to enforce the terms and provisions of the Loan Documents, to modify the Loan Documents, or in the event Bank voluntarily or otherwise should become a party to any suit or legal proceeding (including a proceeding conducted under the Bankruptcy Code), the Borrower agrees to pay all reasonable attorneys’ fees incurred by Bank and all related costs of collection or enforcement that may be incurred by Bank. Borrower shall be liable for such attorneys’ fees and costs whether or not any suit or proceeding is actually commenced.

10.09. Bank Making Required Payments. In the event Borrower shall fail to maintain insurance, pay taxes or assessments, costs and expenses which Borrower is, under any of the terms hereof or of any Loan Documents, required to pay, or fail to keep any of the properties and assets constituting collateral free from new security interests, liens, or encumbrances, except as permitted herein, Bank may at its election make expenditures for any or all such purposes and the amounts expended together with interest thereon at the Default Rate, shall become immediately due and payable to Bank, and shall have benefit of and be secured by the collateral; provided, however, the Bank shall be under no duty or obligation to make any such payments or expenditures.

10.10. Right of Offset. Any indebtedness owing from Bank to Borrower may be set off and applied by Bank on any indebtedness or liability of Borrower to Bank at any time and from time to time after maturity, whether by acceleration or otherwise, and without demand or notice to Borrower.

10.11. UCC Authorization. Borrower authorizes Bank to file such UCC Financing Statements describing the collateral in any location deemed necessary and appropriate by Bank.

10.12. Modification and Renewal Fees. Bank may, at its option, charge any fees for modification, renewal, extension, or restatement of any terms of the Note(s) and the other Loan Documents not prohibited by applicable law.

10.13. Conflicting Provisions. If provisions of this Agreement shall conflict with any terms or provisions of any of the Note(s), security document(s) or any schedule attached hereto, the provisions of such Note(s), security document(s) or any Schedule attached hereto, as appropriate, shall take priority over any provisions in this Agreement.

10.14. Notices. Any notice permitted or required by the provisions of this Agreement shall be deemed to have been given when delivered in writing to the Market President or any Vice President of Bank at its offices at 1401 N. Collins, Arlington, Texas 76011 and 333 Clay Street, Suite 3800, Houston, Texas 77002, and to the Chief Financial Officer of the Borrower at its offices in Sugar Land, Texas when sent by certified mail and return receipt requested or by recognized courier. Unless otherwise required by law, if there is more than one Borrower, any notice given by Bank to any Borrower shall be deemed to be notice given to all Borrowers.

10.15. Consent to Jurisdiction. Borrower hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement may be instituted in the District Court in Harris County, Texas, or the United States District Court for the Southern District of Texas. Borrower consents to the jurisdiction of such courts and waives any objection relating to the basis for personal or in rem jurisdiction or to venue which Borrower may now or hereafter have in any such legal action or proceedings.

10.16. Counterparts. This Agreement may be executed by one or more parties on any number of separate counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.17. Entire Agreement. The Loan Documents embody the entire agreement between Borrower and Bank with respect to the Loan(s), and there are no oral or parole agreements existing between Bank and Borrower with respect to the Loan(s) which are not expressly set forth in the Loan Documents.

10.18. Indemnity. Borrower hereby agrees to indemnify and hold Bank, its affiliates, their successors and assigns and their respective directors, officers, employees and shareholders harmless from and against, any loss, damage, lawsuit, proceeding, judgment, cost, penalty, expense (including all reasonable in-house and outside attorneys’ fees, whether or not suit is brought, accountants’ fees and/or consultants’ fees) or liability whatsoever arising from or otherwise relating to the closing, disbursement, administration or repayment of the Loan(s), including without limitation: (i) Borrower’s failure to comply with the terms of this Agreement and the other Loan Documents (ii) the breach of any representation or warranty made to Bank in this Agreement or in any other Loan Documents now or hereafter executed in connection with the Loan(s); (iii) the violation of any covenant or agreement contained in this Agreement or any of the other Loan Documents; provided, however, that the foregoing indemnification shall not be deemed to cover any such loss, damage, lawsuit, proceeding, cost, expense or liability which is finally determined by a court of competent jurisdiction to result solely from the Bank’s gross negligence or willful misconduct. This indemnity obligation shall survive the payment of the Loan(s) and the termination of this Agreement.

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10.19. WAIVER OF JURY TRIAL. UNLESS EXPRESSLY PROHIBITED BY APPLICABLE LAW, THE UNDERSIGNED HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS OR CLAIMS ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR OUT OF THE CONDUCT OF THE RELATIONSHIP BETWEEN THE UNDERSIGNED AND BANK, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. BORROWER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BANK TO MAKE THE LOAN(S) AND ENTER INTO THIS AGREEMENT. FURTHER, THE UNDERSIGNED HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION. NO REPRESENTATIVE OR AGENT OF BANK, NOR BANK’S COUNSEL, HAS THE AUTHORITY TO WAIVE, CONDITION OR MODIFY THIS PROVISION. BORROWER ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS PARAGRAPH, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS PARAGRAPH.

10.20. Required Information for a New Loan. To help the government fight the funding of terrorism and money laundering activities, federal law requires Bank to obtain, verify and record information that identifies each person or entity obtaining a loan including the Borrower’s legal name, address, employer identification number, organizational documents or other identifying documents. Failure to provide the required information will result in a violation of the U.S. Patriot Act and will constitute a default under this instrument or agreement. In addition, no Borrower, any of its affiliates, or any of their respective directors, officers, managers, partners, or any other authorized representatives is named as a “Specially Designated National and Blocked Person”, on the list published by the U.S. Department of the Treasury Office of Foreign Assets Control (OFAC) at its official website.

10.21. Correction of Errors; Further Assurances. Borrower will cooperate with Bank to correct any errors in this Agreement, the Note or other Loan Documents and shall execute such documentation as is necessary to do so. In addition, Borrower shall cooperate fully with Bank and execute such further instruments, documents and agreements, and shall do any and all such further acts, as may be reasonably requested by Bank to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intent purposes of this Agreement, the Note and the other Loan Documents, including without limitation the granting and/or perfecting of a security interest in the Collateral.

10.22. Consent to Loan Participation. Borrower agrees and consents to Bank’s sale or transfer, whether now or later, of one or more participation interests in the Loan(s) to one or more purchasers, whether related or unrelated to Bank, as to which Borrower has received sixty (60) days’ prior notice from Bank. Bank may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Bank may have about Borrower or about any other matter relating to the Loan(s), and Borrower hereby waivers any rights to privacy Borrower may have with respect to such matters. Borrower hereby waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan(s) and will have all the rights granted under the participation agreement(s) governing the sale of such participation interests. Borrower waives all rights of offset or counterclaim, whether now existing or hereafter arising, against Bank or against any purchaser of such a participation interest and unconditionally agrees that either Bank or such purchaser may enforce Borrower’s obligation under the Loan(s) irrespective of the failure or insolvency of any holder of any interest in the Loan(s). Borrower agrees that the purchaser of any such participation interest may enforce its interest irrespective of any personal claims or defenses that Borrower may have against Bank. Any purchaser of a participation interest in the Loan(s) may exercise a right of setoff against Borrower to the same extent as Bank has such right.

10.23. Severability. If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, such finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

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10.24. Construction. Each party hereto hereby acknowledges that all parties hereto participated equally in the drafting and/or negotiation of this Agreement and that, accordingly, no court when interpreting this Agreement shall construe it more stringently against one party than the other.

10.25. Time of the Essence. Time is of the essence in the performance of this Agreement and the other Loan Documents.

10.26. Non-Applicability of Chapter 346; Selection of Optional Interest Rate Ceilings. Each of Borrower and Bank hereby agrees that except for Section 346.004 thereof, the provisions of Chapter 346 of the Texas Finance Code (Vernon’s Texas Code Annotated), as amended from time to time (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to this Agreement or any of the other Loan Documents. To the extent that any of the optional interest rate ceilings provided in Chapter 303 of the Texas Finance Code may be available for application to any loan(s) or extension(s) of credit under this Agreement for the purpose of determining the maximum allowable interest hereunder pursuant to the Texas Finance Code, the applicable “monthly ceiling” (as such term is defined in Chapter 303 of the Texas Finance Code) from time to time in effect shall be used to the extent that it is so available, and if such “monthly ceiling” at any time is not so available then the applicable “weekly ceiling” (as such term is defined in Chapter 303 of the Texas Finance Code) from time to time in effect shall be used to the extent that it is so available.

10.27. Reimbursement by Bank. Upon Borrower’s demand, Bank shall promptly reimburse Borrower for 50% of Borrower’s attorney’s fees of Borrower’s outside counsel incurred by Borrower prior to the date hereof in connection with the preparation and negotiation of the Loan Documents, and the closing of any of the transactions contemplated thereby; provided, that Borrower shall provide to Bank satisfactory documentation evidencing such attorney’s fees prior to any such reimbursement by Bank and, in any event, no later than thirty (30) days after the date hereof.

10.28. Waiver of Rights under Texas Deceptive Trade Practices Act. BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES—CONSUMER PROTECTION ACT, SECTION § 17.41 ET SEQ. TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF THE BORROWER’S OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO BANK, AND (B) HAS BEEN REPRESENTED BY LEGAL COUNSEL IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Bank and Borrower have caused this Agreement to be duly executed all as of the date first above written.

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SCHEDULE DD TO BB&T LOAN AGREEMENT

This Schedule DD is an attachment to and a part of the Loan Agreement (the "Loan Agreement") dated September 28, 2017, among BRANCH BANKING AND TRUST COMPANY ("Bank"), APPLIED OPTOELECTRONICS, INC. ("Borrower”, whether one or more).

DD.01. Definitions. In addition to the words and terms defined elsewhere in this Schedule DD, the Loan Agreement and the Uniform Commercial Code of Texas, as amended from time to time, (the “UCC”) the following terms shall have the following specified meanings:

(a)               Account Debtor. Any Person obligated to Borrower on an Account.

(b)               Account(s). Accounts shall have the meaning attributed to such term in the UCC, and shall also include any right to payment of a monetary obligation, whether or not earned by performance, including without limitation any receivable, contract right, note, draft, instrument, acceptance, chattel paper, lease, or other writing or open account resulting from the sale, lease, license, assignment or other disposal of property by Borrower, or from services rendered or to be rendered by Borrower.

(c)               Advance Rate. The percentage of the total value of Eligible Investment Grade Accounts, Eligible non-Investment Grade Accounts, Eligible Inventory, or Other Collateral that Bank will lend to Borrower, as set forth in Section DD.02.

(d)               Asset Based Lending Credit Line Sweep Services Agreement. If applicable, that agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts shall be deposited in its designated Collateral Reserve Account, Operating Account, or Medicare Receivables Account, as applicable, and shall be administered and applied in accordance with the ABL Credit Line Sweep Services Agreement. This agreement is to be read in conjunction with, and is a part of, the Treasury Management Agreement, the Loan Agreement and this Schedule DD.

(e)               Asset Based Sweep Services Attachment. If applicable, that agreement between Bank and Borrower whereby Borrower agrees that all remittances in payment of Accounts which are deposited to the Collateral Reserve Account will be applied to the outstanding Line of Credit, as well as other provisions of the Loan Documents. This agreement is to be read in conjunction with, and is a part of, the Treasury Management Agreement, the Loan Agreement, and this Schedule DD.

(f)                Availability. The lesser of the Line of Credit Commitment Amount or Collateral Loan Value reduced by the sum of (i) the principal balance outstanding under the Line of Credit, (ii) the Letter of Credit Exposure Reserve, and (iii) the Availability Reserve as determined by Bank from the most recent Loan Base Report and otherwise in the sole discretion of Bank after consideration of Collections.

(g)               Availability Reserve. A reserve against Availability determined from time to time by Bank, in its sole discretion, to reflect events, conditions, contingencies or risks or other loans of Bank which without limitation do or may affect the Collateral Loan Value, the business prospects of Borrower or any Account Debtor, or the security interest of Bank, including enforceability, perfection and the priority thereof.

(h)               Bill and Hold. An Account generated by the sale of goods for which an invoice has been issued to the buyer, but the goods represented by such Account remain undelivered to the buyer and/or under the control of Borrower or Borrower’s representative.

(i)                Collateral. Collateral shall mean the assets and property described in the Security Agreement and/or any other Loan Document, including, without limitation, Borrower’s Accounts, Inventory and Other Collateral.

(j)                Collections. Collections shall be deemed to include Proceeds of Collateral, in any form received by Bank pursuant to a Lockbox Agreement, or deposited in a Collateral Reserve Account or an Operating Account or a Medicare Receivables Account or other account maintained with Bank, or any other account maintained for the benefit of Bank, such as a blocked account, which Collections shall be the exclusive and sole property of Bank to the extent applied to the outstanding balance of the Line of Credit.

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(k)               Collateral Loan Value. The aggregate value of the Advance Rate as applied to the Eligible Accounts, the Advance Rate as applied to the Eligible Inventory and the Advance Rate applied to the value of Other Collateral, if any.

(l)                Collateral Reserve Account. The demand deposit account maintained with Bank by Borrower into which all proceeds of the Collateral shall be deposited and to which only Bank will have access. On the date hereof, the Collateral Reserve Account number with respect to the Line of Credit (domestic and/or foreign) is XXXXXXX (domestic) and N/A (foreign) and shall be deemed to include any substitute or replacement account at Bank.

(m)              Contra Account. An Account subject to offset, in the sole discretion of Bank, by an Account Debtor of Borrower.

(n)               Credit Insurance. A policy of credit insurance, satisfactory to, and approved by, Bank, in its sole discretion, insuring Accounts collaterally assigned to Bank naming Bank as a “loss payee.”

(o)               Cross Aging Rule. Should any Account due Borrower from an Account Debtor have 50% (upon notice, such other percentage as Bank in its discretion shall determine) or more of their total aggregate Accounts aged in excess of the Eligibility Period, then all Accounts from such Account Debtor shall be deemed ineligible.

(p)               Eligible Account and/or Eligible Inventory. An Eligible Account is an Eligible Investment Grade Account or an Eligible non-Investment Grade Account, as applicable, and Eligible Accounts are, collectively, Eligible Investment Grade Accounts and Eligible non-Investment Grade Accounts; and Eligible Inventory is Inventory which is not Ineligible Inventory, as defined in Section DD.04 hereof.

(q)               Eligible Investment Grade Account. An Account which is not an Ineligible Account, as defined in Section DD.03 hereof, and which is owing from any Person that has a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if the Person is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency; provided, that Borrower shall identify in each Loan Base Report each Account that constitutes an Eligible Investment Grade Account at the time of delivery of such Loan Base Report.

(r)                Eligible non-Investment Grade Account. An Account which is not an Ineligible Account, as defined in Section DD.03 hereof, and which is not an Eligible Investment Grade Account.

(s)               Eligibility Period. The Eligibility Period for any Account shall mean not more than 90 days from the original invoice date.

(t)                Exam. Those inspections, testings and examinations on the premises of Borrower or wherever books, records or Collateral may from time to time be located, including, but not limited to, the inspection of Inventory, and standard testing of such books and records by Bank's representatives, at any time during normal business hours, and with or without prior notice to Borrower from Bank, as provided in Section DD.06(b).

(u)               Excess Inventory. That level of Inventory on hand determined by Bank to be in excess of a twelve (12) months supply of Borrower’s requirements therefor unless, upon written notice by Bank, Bank in its discretion shall determine a greater or lesser level of Inventory.

(v)               Fees. Those fees which Borrower will pay to Bank in conjunction with Bank's asset based lending services as set forth in Section DD.07 hereof and the Schedule of Charges attached hereto, or any other fees associated with the Line of Credit, whether or not actual loan obligations exist, while the Loan Agreement is in force.

(w)              Foreign Accounts. Any Account due from any Person located outside the fifty states comprising the United States of America and the District of Columbia unless the Account is due from a Person located in a country, commonwealth and/or possession identified in Section DD.02(e) hereof; provided, that, for the avoidance of doubt, any Account due from XXXXXX or its subsidiary, XXXXXX, shall not be deemed a Foreign Account hereunder.

(x)               Government. The United States of America or any state or political subdivision thereof, or any department, agency, authority, board or instrumentality thereof.

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(y)               Government Account. Any Account owed by the Government.

(z)               Ineligible Accounts and/or Ineligible Inventory. See the meanings given in Sections DD.03 and DD.04 hereof.

(aa) Intellectual Property. Property of any Person constituting under any applicable federal or state law a patent, copyright, trademark, service mark, trade name, trade secret, or license or other right to use any of the foregoing.

(bb) Inter-Company Account. Any Account owing from any affiliate of Borrower, including, without limitation, any owner, member, partner, joint venturer, shareholder, officer, director, employee, agent, or other Person affiliated with or related to Borrower.

(cc) Inventory. Inventory shall have the meaning attributed to such term under the UCC, and shall also include goods which are leased or held by Borrower for sale or lease as lessor or furnished under a contract of service, as well as goods, finished goods, raw materials, work-in-process, and materials to be used and/or consumed in a business and proceeds thereof including Accounts and Chattel Paper.

(dd) Inventory Caps. The maximum loan amount Bank may lend against the Eligible Inventory, as set forth in Section DD.02(c).

(ee) Letter of Credit. Any Letter of Credit issued by Bank on behalf of Borrower, as applicant; provided, however, inclusion of this definition shall not imply, or be construed as, a commitment by Bank to issue any Letters of Credit.

(ff) Letter of Credit Exposure Reserve. At any given date, the aggregate face amount of outstanding Letters of Credit on such date (as such amount may be reduced from time to time by Bank, in its sole discretion, to account for partial draws), plus the aggregate amount of drafts drawn under or purporting to be drawn under Letters of Credit that have been paid by Bank and for which Bank has not been reimbursed.

(gg) License Agreement. An agreement between Borrower and Licensor pursuant to which Borrower is authorized to use such Licensor’s Intellectual Property in connection with the manufacturing, sale or other transfer or distribution of Inventory.

(hh) Licensor. Any Person from whom Borrower obtains a License Agreement.

(ii) Licensor/Bank Agreement. An agreement satisfactory to Bank among Borrower, Bank and Licensor pursuant to which Licensor consents and authorizes Bank to enforce its security interests and liens against Inventory with the benefit of the Intellectual Property regardless of whether Borrower has defaulted under a License Agreement therefor.

(jj) Line of Credit. The line of credit made available to Borrower by Bank pursuant to the Loan Agreement.

(kk) Line of Credit Commitment Amount. The maximum amount of the Line of Credit which Bank has agreed to make available to Borrower pursuant to the Loan Agreement.

(ll) Loan Base Report. That report on Bank's standard form, or in a form otherwise acceptable to Bank, to be prepared, signed, dated and delivered by Borrower in accordance with Bank's instructions, and submitted to Bank by Borrower at specified intervals and/or occasions, and detailing pertinent information as regards Accounts and/or Inventory and/or Other Collateral, Reserves, Collateral Loan Value, outstanding Line of Credit balance, and Availability.

(mm) Lockbox Agreement. That agreement on Bank’s standard form, or in a form otherwise acceptable to Bank, to be executed by Borrower relating to the provision for lockbox services and requirements.

(nn) Medicare Receivable. A Government Account arising from the provision of Medicare products and services by Borrower as an eligible provider and/or supplier of Medicare products or services.

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SCHEDULE DD TO BB&T LOAN AGREEMENT

(oo) Medicare Receivables Account. A deposit account in Borrower’s name only maintained at Bank into which proceeds/payments of Medicare Receivables shall be deposited; and, notwithstanding any provision in the Loan Agreement, this Schedule or other agreements between Borrower and Bank, Bank shall not have a right of offset, and by execution hereof does hereby waive, such right of offset to the proceeds/payments of Medicare Receivables deposited to such account.

(pp) Moody’s. Moody’s Investors Service, Inc., and its successors.

(qq) Operating Account. Borrower’s demand deposit account at any time maintained with Bank, currently account number XXXXXX or any substitute or replacement account at Bank.

(rr) Other Collateral. Collateral that shall be included in Collateral Loan Value, other than Accounts or Inventory, as specifically approved and determined by Bank in its sole discretion.

(ss) Person. Any individual, corporation, general or limited partnership, limited liability company or partnership, limited liability limited partnership, trust, unincorporated organization, association, joint venture, or the federal government, or any state, or political subdivision, or any department, agency, authority, board or instrumentality thereof.

(tt) Proceeds. Proceeds shall have the meaning given to it under the UCC and shall include without limitation the collections and distributions of Collateral, cash or non-cash.

(uu) Reserves. Aggregate deductions from the Collateral Loan Value and/or Availability, including, but not limited to, Letter of Credit Exposure Reserve and the Availability Reserve, in each case as determined by Bank from time to time in its sole discretion.

(vv) S&P. Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.

(ww) Schedule of Charges. The Schedule of Charges attached hereto and incorporated herein, as identified in Section DD.07(g).

DD.02. Advance Rates/Advances/ Prepayment and Other Provisions.

Bank agrees that the Advance Rates to be used to calculate the Collateral Loan Value shall be:

(a)    90% against the Eligible Investment Grade Accounts.

(b)    85% against the Eligible non-Investment Grade Accounts.

(c)

Against the Eligible Inventory as follows:		Inventory Sublimits:
50%	Finished Inventory	$
50%	Raw Materials Inventory	$
50%	Work in Process Inventory	$
___%	In Transit Inventory	$
___%	Other Eligible Inventory {Describe}	$
	Subtotal:	$_____

Inventory values will not exceed the lower of cost or market and, if required by Bank, will be reduced by the LIFO reserve. The aggregate loan advances against Eligible Inventory shall not exceed at any time the foregoing Inventory Sublimits or Subtotals or an Aggregate Inventory Sublimit of the lesser of (i) $7,500,000 and (ii) 50% of Availability derived from the then outstanding Eligible Accounts (the “Inventory Caps”).

(d)    Other Collateral may be included in the Collateral Loan Value as approved from time to time by Bank, together with an Advance Rate determined from time to time by Bank.

(e)    Any Account due from a Person located in the following identified countries, commonwealths, and/or possessions shall not be deemed a Foreign Account: (list) ________.

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SCHEDULE DD TO BB&T LOAN AGREEMENT

(f)     Notwithstanding that the following Account Debtor(s) are ineligible pursuant to the terms hereof, such Account Debtor(s) shall nonetheless be deemed eligible by Bank, subject to any limitations and/or advance provisions set forth below, until Bank, upon written notice, in its sole discretion, shall provide otherwise:

Account Debtor /Address	Limitations/Advance Provisions

Bank reserves the right, upon notice, in its sole discretion, to amend the Eligibility Period, Inventory Caps, Advance Rates, Reserves, or the provisions of Section DD.02(e) and (f) at any time; and, the Loan Base Report, upon receipt by Bank, shall be subject to Bank’s satisfactory review, acceptance or correction.

Borrower hereby authorizes Bank, and Bank hereby agrees to (i) make advances under the Line of Credit automatically, without any request by Borrower upon the presentment of items drawn against the Operating Account, provided that the Availability, as shown on a current acceptable Loan Base Report as required herein, and otherwise determined by Bank in its sole discretion after consideration of Collections, is sufficient to cover such advances, and/or (ii) fund the Operating Account based on request(s) for advances from Borrower to Bank made orally or in writing, provided that the Availability is sufficient to cover such advances. Borrower shall submit a completed Loan Base Report to Bank as required, so long as the Line of Credit shall exist, irrespective of the amount of the Line of Credit remaining unpaid and outstanding. Borrower hereby releases Bank from any liability or obligation for and agrees to indemnify and hold Bank harmless from and against any loss, cost, damage or expense (including, without limitation, Bank's reasonable attorneys' fees) incurred or suffered as a result of the payment by Bank of any item drawn against Borrower's checking account that is subsequently determined to have been improperly paid for any reason, except for the gross negligence or willful misconduct of Bank, as finally determined by a court of competent jurisdiction. Bank also reserves the right, upon notice, in its sole discretion, to discontinue the automatic payment of items presented to Bank, and to require written or oral advance requests to be made by Borrower, and should Bank decide to fund any such advances (“Manual Funding”) Bank shall be authorized upon written notice to Borrower to assess Borrower a Manual Funding fee in an amount to be set forth on the Schedule of Charges.

Bank is authorized (without any further request from Borrower) to advance on behalf of Borrower as a borrowing under the Line of Credit all sums required to be paid by Borrower to Bank in respect of any Letter of Credit pursuant to the terms of any Application for Letter of Credit (including, without limitation, all fees associated therewith), but Bank shall have no obligation to make such an advance.

Bank may debit the amount of any payment due pursuant to the Loan Agreement, this Schedule DD or any other Loan Document from the Operating Account, any deposit account or other account of Borrower maintained with Bank, but Bank shall have no obligation to do so If, at any time during any reporting period and pursuant to the most recent Loan Base Report received by Bank, the principal balance outstanding under the Line of Credit exceeds the lesser of the approved maximum amount of the Line of Credit Commitment Amount or the Collateral Loan Value reduced by the Reserves (herein an “Overadvance”), Borrower shall immediately prepay the Line of Credit to the extent necessary to eliminate such excess. For so long as the Overadvance shall exist, and without prejudice to any other rights Bank may have hereunder, Bank is hereby authorized upon written notice to Borrower to assess an Overadvance fee determined by Bank in its discretion in an amount to be set forth on the Schedule of Charges.

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DD.03. Ineligible Accounts.

Ineligible Accounts shall include the following:

(a)	The amount of any Account remaining unpaid after the expiration of the applicable Eligibility Period.
(b)	Any Account which is a Contra Account.
(c)	Any Account subject to the Cross Aging Rule.
(d)	Any Account which is evidenced by a promissory note, trade acceptance draft or similar instrument, or which has been bonded, arises from a bonded contract or becomes subject to the claims of a surety under a suretyship or other similar arrangements, including performance and payment bonds.
(e)	Any Inter-Company Account.
(f)	Any Foreign Account, unless such Account shall be insured by Credit Insurance, or such Account shall be supported by a letter of credit for the benefit of and acceptable to Bank, or such Account shall be eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Bank, or such Account is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Bank, or such Account is otherwise expressly approved in writing by Bank.
(g)	Any Account representing a Bill and Hold or similar arrangement.
(h)	Any Government Account due from the Government for which the proper Assignment of Claims form, governmental consents, approvals, or Notice of Assignment form have not been fully executed or warrant issued for payment thereof within the time period required by Bank if such assignments, consents, approvals or warrants for payment shall be required by Bank in writing.
(i)	Any Account due from the Government which, by contract or law, precludes and/or prohibits the collateral assignment of such Account, unless such prohibition is unenforceable pursuant to Sections 9-406, 9-407, 9-408 or 9-409 (or any successor provision or provisions) of the UCC, other applicable law or principles of equity.
(j)	Any Account including a Government Account, which, at the discretion of Bank, is deemed doubtful for collection for any reason or unenforceable, including, but not limited to, any Account which is subject to any defense, claim, counterclaim, escrow arrangement, prior assignment, dispute, return, credit worthiness concern, legal proceeding (whether in process, pending or threatened), or other condition, consent or requirement for the payment thereof, or any Account which is not free of all liens, claims, encumbrances, charges, rights and interest, except those in favor of Bank; or any Account which represents deposits or progress billings (unless expressly approved by Bank in writing), or any Account which is not payable in U.S. Dollars.
(k)	That portion of Accounts due from an Account Debtor which is in excess of a concentration limit of fifteen percent (15%) (or, in the case of Accounts due from (i) XXXXXX and its subsidiary, XXXXXX, collectively, fifty percent (50%), (ii) each of XXXXXX, XXXXXX and XXXXXX, and their respective affiliates, forty percent (40%), and (iii) each of XXXXXX and XXXXXX, and their respective affiliates, thirty percent (30%)) of Borrower’s aggregate dollar amount of all outstanding Accounts.
(l)	That portion of Accounts which represent a credit balance on any Account outside of the Eligibility Period.
(m)	Any Chattel Paper unless expressly made an Eligible Account in writing by Bank.
(n)	Accounts that Bank does not consider to be trade Accounts (such as lease payments or notes receivable from Account Debtors given in satisfaction of prior Accounts); or that portion of any Account constituting retainage that has been withheld by the Account Debtor pending completion of the contract; or that portion of any Account constituting a service charge or similar charge imposed by Borrower for the extension of credit to the Account Debtor.

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SCHEDULE DD TO BB&T LOAN AGREEMENT

(o)	Any Account that has been improperly billed, or owing from any Account Debtor who is the subject of any bankruptcy, insolvency or a similar process or proceeding.
(p)	Any Account that is subject to additional approval prior to payment or otherwise subject to set-off.
(q)	Any At-Risk” Accounts (i.e., Accounts arising from work for which payment from an Account Debtor is not certain and which requires approval), unless prior written approval of such work is received from Bank.
(r)	Any Account from an Account Debtor who has been allowed to convert any existing Account to terms beyond the original invoice due date howsoever evidenced or documented.
(s)	Any Account representing or arising from a debt obligation or a loan (other than normal and customary trade payables to the extent constituting indebtedness).
(t)	Any Account otherwise deemed ineligible by Bank in its reasonable discretion from the perspective of a secured, asset-based lender.

Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Accounts at any time.

DD.04. Ineligible Inventory.

Ineligible Inventory shall include the following:

(a)	Inventory not legally owned by Borrower, including but not be limited to, goods on consignment from any supplier, vendor, and/or individual, or goods on demonstration and/or for trial, and not subject to the first lien priority security interest in favor of Bank.
(b)	Inventory not in new and/or salable condition, including but not limited to, damaged goods, goods used by Borrower and/or potential buyers, goods with missing components/parts and goods not in a whole condition.
(c)	Inventory which has been held by Borrower more than 360 days without being sold and/or leased.
(d)	Inventory representing work-in-process unless authorized by Bank pursuant to DD.02(c).
(e)	Inventory deemed by Bank, at its sole discretion, to cause and/or represent unusual danger to the health and/or safety of individual(s) and/or the environment.
(f)	Inventory which violates any federal law and/or laws of the city, county, or state where the goods are stored.

(g)	Inventory of which Borrower is the legal owner but which is being stored and/or housed at a location other than the place of business of Borrower or in transit (unless otherwise approved by Bank in writing including conditions thereof) or is otherwise authorized as set forth hereinabove in Section DD.02(c).
(h)	Inventory deemed otherwise ineligible by Bank in its reasonable discretion from the perspective of a secured, asset-based lender.
(i)	Inventory subject to a security interest, lien or other encumbrance in favor of any other Person other than Bank.
(j)	Inventory, unless such Inventory is eligible pursuant to a duly executed Loan Authorization Agreement issued by the Small Business Administration of the United States Government in favor of Bank, or such Inventory is eligible pursuant to a duly executed Borrower Agreement issued by the Export-Import Bank of the United States in favor of Bank, or such Inventory is otherwise expressly approved in writing by Bank.
(k)	Inventory determined by Bank to be Excess Inventory.

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(l)	Inventory subject to a License Agreement for which Bank shall have required in writing a Licensor/Bank Agreement and such agreement shall not have been obtained.
(m)	Inventory held at 13139 Jess Pirtle Blvd, Sugar Land, Texas 77478 having a value in excess of $15,000,000.
(n)	Inventory held at a location other than 13139 Jess Pirtle Blvd, Sugar Land, Texas 77478.

Bank reserves the right, upon notice, in its sole discretion, to amend the terms of the Ineligible Inventory at any time.

DD.05. Proceeds of Collateral and Application of Proceeds. (Check either (b) or (c); and (a) if applicable.)

☒	(a) If, during any period of two (2) consecutive calendar months, less than 80% of proceeds of Eligible Accounts deposited into the Collateral Reserve Account are Non-Electronic Deposits (as hereinafter defined) (any such occurrence, a “Lockbox Trigger Event”), Borrower shall promptly execute a Lockbox Agreement with Bank and shall notify, or cause to be notified, all Account Debtors to forward all Non-Electronic Deposits to the lockbox in accordance with such Lockbox Agreement, in each case unless (i) within thirty (30) Business Days after the last day of such two (2) calendar month period, Borrower notifies Bank that all Accounts owed by one or more Account Debtors should be deemed to be Ineligible Accounts (Borrower acknowledging that all such Accounts shall thereafter constitute Ineligible Accounts), and (ii) the Lockbox Trigger Event would not have occurred if all Accounts owing by such Account Debtor or Account Debtors (as applicable) had been Ineligible Accounts at all times during such two (2) calendar month period. Borrower shall pay on demand all fees, costs and expenses of such lockbox, including set up and administration thereof. As used herein, Non-Electronic Deposits shall mean proceeds of Eligible Accounts received by Borrower by means other than wire transfer or automated clearing house transfer deposited into the Collateral Reserve Account.
☒	(b) Borrower agrees to deposit all Proceeds of the Collateral in the Collateral Reserve Account, except that Medicare Receivables proceeds shall be deposited to the Medicare Receivables Account. Promptly after the date hereof, Borrower shall notify, or cause to be notified, all Account Debtors to forward Electronic Deposits to the Collateral Reserve Account, and shall cause substantially all of such Account Debtors to comply with such notification on or before the sixtieth (60th) day following the date hereof. As used herein, Electronic Deposits shall mean proceeds of Accounts received by Borrower by wire transfer or automated clearing house transfer.
☐	(c) Borrower agrees to deposit all Proceeds of the Collateral in the Operating Account.

Borrower agrees that all Proceeds shall be applied as described in the Loan Documents (including, without limitation, the Asset-Based Sweep Services Attachment or the ABL Credit Line Sweep Services Agreement, if applicable). Bank reserves the right, in its sole discretion, to require Borrower to implement DD.05 (b) and/or DD.05 (a) immediately upon written notification from Bank.

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SCHEDULE DD TO BB&T LOAN AGREEMENT

DD.06. Reporting / Exam.

(a) Reporting. (Check all that apply)

Borrower shall provide the following reports, financial statements, list of Account Debtors and addresses and other reports to Bank upon execution hereof and thereafter as indicated below (herein the “Required Information”). Unless and until Bank shall agree otherwise, such Required Information shall be submitted to Bank electronically in non-scanned PDF format acceptable to Bank via the internet as an electronic record thereof or in such other format acceptable to Bank.

Daily	Weekly	Quarterly	Annually	Month-End
		☒		☐

Quarterly/Monthly Loan Base Reports. Quarterly Loan Base Reports, prepared as of the end of each reporting period, provided, that (i) if at any time the outstanding balance of the Loan(s) is greater than twenty five percent (25%) of the Collateral Loan Value, Borrower shall deliver a monthly Loan Base Report, and (ii) Bank may require additional Loan Base Reports at any time, as determined in its sole discretion. Except as set forth below, Loan Base Reports are required for all loans covered by this Agreement no later than 20 days following each reporting period end. Additionally, all other required reports indicated below will also be due on the twentieth (20th) day of each reporting period.

☐	☐

Weekly/Daily Loan Base Reports. Weekly Loan Base Reports, based on information with an “as of” date no more than three (3) business days old when received by Bank, unless Daily Loan Base Reports, then no more than one (1) business day old when received by Bank. Sales and cash receipts journals shall accompany each report. The last Loan Base Report provided for any reporting period shall have an “as of” date consistent with Borrower’s fiscal month end, subject to reconciling adjustments, if any, in the monthly reports hereinafter required.

		☒		☐

Accounts Aging based upon invoice date by the twentieth (20th) day of each reporting period; provided, that at any time Borrower is required to deliver a monthly Loan Base Report as described above, Borrower shall deliver a monthly Accounts Aging.

		☒		☐

Inventory Report by the twentieth (20th) day of each reporting period; provided, that at any time Borrower is required to deliver a monthly Loan Base Report as described above, Borrower shall deliver a monthly Inventory Report.

		☒		☐

Accounts Payable Aging by the twentieth (20th) day of each reporting period; provided, that at any time Borrower is required to deliver a monthly Loan Base Report as described above, Borrower shall deliver a monthly Accounts Payable Aging.

		☒		☐	Financial Statements, which shall be due on the forty-fifth (45th) day of each month/quarter as indicated.
			☒		A list of Account Debtors with current addresses.
☐	☐	☐	☐	☐	Other: _____

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Borrower shall forward to Bank any of these reports at such other times as Bank may require them, upon notice to Borrower, and/or any other reports deemed necessary by Bank in its discretion to monitor the Collateral. Notwithstanding any provision to the contrary, if any, set forth in the Loan Agreement or any other Loan Document, the foregoing reporting requirements shall not be subject to notice of default by Bank, or right to cure by Borrower, it being expressly understood and agreed that timely receipt of same are material and fundamental to Bank’s administration and funding of the Line of Credit. Upon written notice, Bank shall be authorized to impose a late reporting fee as determined by Bank for failure of Borrower to timely comply with the reporting requirements of this section.

(b) Exam. From time to time, but, unless an Event of Default or a material adverse change in Borrower’s business, property, operations, financial condition or prospects has occurred and is continuing, not more frequently than once in any twelve (12) month period, as deemed necessary by Bank in its sole discretion to monitor Collateral, Borrower hereby authorizes Bank or any agent, employee or representative thereof to inspect, examine, and verify the Accounts, Inventory, and Other Collateral, examine and make copies of and make abstracts from all the records and books of account of, and visit the properties of, Borrower, and to discuss or communicate the affairs, finances, and Collateral generally of Borrower with any of Borrower’s owners, officers, managerial employees, directors, shareholders, members or partners, as well as Borrower’s independent accountants and consultants or with respect to any Collateral, any of its Account Debtors. Without expense to Bank, Bank may use any of Borrower’s managerial personnel, premises and equipment (including, without limitation, computer equipment, programs and computer readable media) as deemed necessary by Bank to conduct such Exam. If an Event of Default or such a material adverse change has occurred and is continuing, Bank shall have the right to conduct such additional exams as it deems necessary in its sole discretion.

DD.07. Fees.

(a)	(Check either (i) or (ii), as applicable)

☐

(i)     Borrower shall pay to Bank the sum of $0.00 per N/A as a fee for the use of Bank's asset based lending services, which shall be in addition to any fees or other charges for the treasury services of Bank. This fee may be changed by written notice to Borrower.

☐

(i)     Borrower shall pay to Bank in advance each year during the term hereof a non refundable fee of $0.00 for the use of Bank’s standard asset based lending services and standard treasury management services, including an operating and sweep account, online access, collateral control account and lockbox services. In addition, Borrower will pay to Bank each month per item fees and for any additional products provided to Borrower by Bank. The fees provided for herein may be changed by Bank upon written notice to Borrower.

(b)	Borrower shall pay to Bank for each Exam of Borrower conducted after the date of the Loan Agreement an examination fee plus expenses such as, but not limited to, travel time, specialized equipment needed to count and/or value goods pledged as Collateral, the use of outside firms to perform any Exam as deemed necessary by Bank in its sole discretion to monitor Collateral, with said reimbursement being represented by receipts and/or listing of expense(s) submitted to Borrower by Bank along with Bank's invoice for reimbursement. Such examination fee shall be in an amount to be set forth on the Schedule of Charges.
(c)	Borrower shall pay to Bank the actual cost of any appraisal of Inventory and/or Other Collateral performed by an independent appraiser as required by Bank together with any fee assessed by Bank for the review thereof.
(d)	Borrower shall pay to Bank the actual costs and fees incurred or imposed by Bank associated with Bank’s protection of the Collateral.
(e)	Bank in its discretion upon written notice to Borrower may charge a late reporting fee for Borrower’s failure to provide timely reports required under Section DD.06 in an amount to be set forth on the Schedule of Charges.
(f)	Bank in its discretion upon written notice to Borrower may charge an interim reporting fee in an amount to be set forth on the Schedule of Charges in the event that Bank agrees, at the request of Borrower, to analyze a Loan Base Report for Availability purposes more than once during any applicable reporting period as set forth in Section DD.06(a).
(g)	The amounts of certain Fees generally authorized by this Schedule DD are set forth in the Schedule of Charges attached hereto. The Fees set forth in the Schedule of Charges shall be in addition to other fees specifically set forth in this Schedule DD or in the Loan Documents and not included in the Schedule of Charges. Bank reserves the right to change the Fees set forth in the Schedule of Charges upon written notice to Borrower.
(h)	Bank reserves the right to debit all Fees from the Operating Account of Borrower.

DD.08. Events of Default. In addition to those Events of Default appearing elsewhere in the Loan Agreement, each of the following shall constitute an additional Event of Default under the Loan Agreement:

(a)	The refusal by Borrower to permit Bank to inspect, examine or verify the books and records in accordance with the Exam provisions of set forth in Section DD.06(b).
(b)	Failure to (i) execute a Lockbox Agreement and notify Account Debtors to remit payments to the Lockbox, if and when required by Section DD.05(a), (ii) deposit checks or other remittances received in payment of Accounts into the Operating Account, or Medicare Receivables Account or Collateral Reserve Account at Bank, if and when required by Bank, or (iii) comply with the reporting requirements set forth in DD.06(a) hereof.

(c)	If an Overadvance shall exist, and Borrower fails immediately to prepay the Line of Credit by an amount sufficient to bring Borrower in compliance with this Schedule DD.
(d)	If the representations and warranties contained herein shall not be true and correct as of the date made or remade.
(e)	If Borrower fails to otherwise comply with any of the provisions of this Schedule “DD” or the Loan Agreement.

DD.09. Other Provisions.

(a)	Notice. Any notice required to be given herein shall be effective when made and, notwithstanding any provisions in the Loan Agreement to the contrary, may be made by hand delivery, confirmed facsimile or email transmissions, overnight courier, first class or certified mail return receipt requested.
(b)	Operating Account. Notwithstanding any provision in the Loan Agreement to the contrary, Borrower shall establish and maintain its Operating Account and Medicare Receivables Account with Bank during the term hereof.
(c)	Certain Events. Upon execution hereof and with each borrowing made hereunder pursuant to the Loan Base Report, Borrower shall be deemed to certify to Bank that (i) no Event of Default shall have occurred and be continuing, and no act, event or condition shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default; (ii) no material adverse change shall have occurred in the financial or operating condition or prospects of Borrower since the date of the Loan Agreement; (iii) all Loan Documents shall have remained in full force and effect; and (iv) the representations and warranties contained in the Loan Agreement and the other Loan Documents shall be true and correct as of such date as if remade and redated as of such date (except for any representation or warranty that specifically relates to an earlier date, in which event such representation or warranty shall be true and correct as of such earlier date).
(d)	Electronic Transactions. Borrower and Bank agree that the electronic reporting of Required Information authorized herein shall constitute an agreement under the Uniform Electronic Transactions Act (the “Act”), in effect in the State of North Carolina; and any dispute or controversy relating to such reporting shall be interpreted in accordance with the provisions of the Act. With respect to such reporting, Borrower acknowledges that Bank shall not be responsible (i) for any failure, interruption, or delay in the performance of the internet; (ii) for any unauthorized, inadvertent, or fraudulent access, use or disclosure to third parties of the Required Information should it occur by error of transmission of Customer or reply thereto by Bank or otherwise; (iii) for Bank’s failure to maintain security measures at the time of transmission or reply thereto to prevent unauthorized access, misappropriation and use of Required Information by third parties. Borrower expressly assumes the risk of unauthorized access, use or misappropriation by third parties of the Required Information transmitted to Bank via the internet and will hold harmless and indemnify Bank from any claim or expense, including reasonable attorneys fees associated therewith. Until Bank shall receive written notice otherwise from Borrower, the following persons may be contacted by Bank with any questions or issues about the Required Information:

BB&T

SCHEDULE DD TO BB&T LOAN AGREEMENT

Primary Contact Person	Secondary Contact Person

Stefan Murry	Jessica Hung
Name	Name

Chief Financial Officer	VP Finance and Controller
Title	Title

(281) 295-1806	(281) 295-1804
Telephone Number	Telephone Number

smurry@ao-inc.com	jhung@ao-inc.com
E-mail Address	E-mail Address

(e)	Signatures. This Schedule “DD” may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument. Signature pages may be exchanged by facsimile or electronic mail and each party hereto agrees to be bound by its facsimile or PDF signature.
(f)	Tombstone Advertisement. Before Bank releases any “tombstone” or similar advertisement describing the type or amount of the Line of Credit and any related credit facility, Bank will provide a draft to Borrower, and Bank and Borrower will use commercially reasonable efforts to agree to an acceptable form of such “tombstone” or similar advertisement. So long as Bank and Borrower agree to such acceptable form of such “tombstone” or similar advertisement, Bank may, in such “tombstone” or similar advertisement, describe the type and amount of the Line of Credit and any related credit facility and Bank may use Borrower’s name and logo and any of its affiliate’s and/or subsidiaries’ names and logos in any business or marketing publications or campaigns for both internal and external purposes.
(g)	Indemnification. In any suit, proceeding or action brought by or against Bank relating to the Accounts, Borrower will save and hold Bank harmless from and against all expense (including, without limitation, reasonable attorneys’ fees), loss, damage or liability suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of any Account Debtor thereunder, arising out of a breach by Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such Account Debtor or its successors from Borrower, and all such obligations of Borrower shall be and remain enforceable against and only against Borrower and shall not be enforceable against Bank. The foregoing obligation of Borrower to indemnify Bank shall survive the satisfaction of Borrower’s obligations to Bank and the termination of the Loan Agreement but shall not extend to any suit, proceeding or action arising out of Bank’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

(h)	Account Representations and Warranties. Borrower represents and warrants as to each and every Account, whether now existing or hereafter arising, that: (i) it is a bona fide existing obligation, valid and enforceable against the applicable Account Debtor in accordance with its terms, for goods sold or leased, or services rendered, in the ordinary course of Borrower’s business; (ii) to Borrower’s knowledge, it is subject to no dispute, defense, claim or offset, except as disclosed in writing to Bank; (iii) the supporting obligations, documents, instruments, chattel paper and other evidences of indebtedness and security, if any, delivered to Bank are genuine, complete, valid and enforceable in accordance with their terms; and (iv) it is not subject to any discount, allowance or special terms of payment, except as disclosed in writing to Bank.

(i)	Account Covenant. Borrower shall immediately notify Bank in writing of: (i) any dispute with an Account Debtor relating to any Account(s), and (ii) any bankruptcy, insolvency, receivership, assignment for the benefit of creditors or suspension of business of any Account Debtor of which Borrower has knowledge. Borrower shall not compromise or discount any Account without the prior written consent of Bank, except for (A) ordinary trade discounts or allowances for prompt payment and (B) while no Event of Default exists, compromises or discounts that, after giving effect thereto, will not trigger a mandatory prepayment of borrowings pursuant to Section DD.02 hereof.

BB&T

SCHEDULE DD TO BB&T LOAN AGREEMENT

SCHEDULE OF CHARGES

This Schedule of Charges (“Schedule”) is a part of the Loan Agreement (“Loan Agreement”) and is an attachment to Schedule DD to the Loan Agreement (“Schedule DD”), among BRANCH BANKING AND TRUST COMPANY (“Bank”), APPLIED OPTOELECTRONICS, INC. (“Borrower”, whether one or more) and the named Guarantor(s), if any:

THIS SCHEDULE SHALL CONSTITUTE A PART OF THE LOAN AGREEMENT CONSISTENT WITH THE TERMS THEREOF. UNLESS OTHERWISE DEFINED HEREIN, CAPITALIZED TERMS USED HEREIN SHALL HAVE THE MEANINGS GIVEN THEM IN THE LOAN AGREEMENT.

1.	Manual Funding Fee. As authorized by Section DD.02 of Schedule DD, for each occurrence of Manual Funding, Bank shall assess a Manual Funding fee of $100.00.

2.	Overadvance Fee. As authorized by Section DD.02 of Schedule DD, Bank shall assess an Overadvance fee as determined by Bank in its discretion in an amount up to 1% of the Overadvance but not less than $1,000.00 per reporting period.

3.	Examination Fee. As authorized by Section DD.07(b) of Schedule DD, Bank shall assess an examination fee of $1,150.00 per diem per examiner plus travel time, plus out-of-pocket expenses such as, but not limited to, the cost of specialized equipment needed to count and/or value goods pledged as Collateral, the use of outside firms to perform any Exam as deemed necessary by Bank in its sole discretion to monitor Collateral, with reimbursement evidenced by receipts and/or listing of expenses submitted to Borrower by Bank along with Bank's invoice for reimbursement, if such invoice is requested by Borrower.

4.	Late Reporting Fee. As authorized by Section DD.07(e) of Schedule DD, Bank shall assess a fee in the amount of $100.00 upon each occurrence of Borrower’s failure to provide timely reports required under Section DD.06.

5.	Interim Reporting Fee. As authorized by Section DD.07(f) of Schedule DD, Bank shall assess a fee in the amount of $500.00 for each time that Bank, upon Borrower’s request, analyzes a Loan Base Report for Availability purposes more than once during any applicable reporting period as set forth in Section DD.06(a).

ALL FEES SET FORTH IN THIS SCHEDULE SHALL BE IN ADDITION TO OTHER FEES SPECIFICALLY SET FORTH IN SCHEDULE DD OR IN THE LOAN DOCUMENTS AND NOT INCLUDED IN THE SCHEDULE OF CHARGES. BANK RESERVES THE RIGHT TO CHANGE ALL FEES SET FORTH IN THIS SCHEDULE OF CHARGES UPON WRITTEN NOTICE TO BORROWER.

This Schedule and its provisions shall be effective as of the 28th day of September, 2017.

SCHEDULE "EE" TO BB&T LOAN AGREEMENT

OFFICER COMPLIANCE CERTIFICATE

This certificate (the "Certificate") is delivered pursuant to Section 3.08 of the Loan Agreement dated September ___, 2017, between APPLIED OPTOELECTRONICS, INC. (the "Borrower") and BRANCH BANKING AND TRUST COMPANY (the "Bank"), as the same may be amended or supplemented from time to time, being herein referred to as the Loan Agreement. All capitalized terms used in this Certificate which are defined in the Loan Agreement are used in this Certificate with the same meanings given such terms in the Loan Agreement.

I hereby certify, to the best of my knowledge and belief and in my representative capacity on behalf of the Borrower, to the Bank as follows:

1.	I am the duly elected or appointed and acting _____________________ (Title) of the Borrower.

2.	I have reviewed the financial statements of the Borrower as of and for the period ending _____________________ attached hereto as Exhibit I, which were prepared in accordance with GAAP, consistently applied, and are true and correct in all material aspects and fairly present the financial position and results and operations of the Borrower.

3.	The Representations and Warranties set forth in Section 2 of the Loan Agreement are true and correct as of the date hereof.

4.	I further certify that the Borrower is in compliance (unless otherwise specified) with all covenants set forth in Sections 3, 5 and 6 of the Loan Agreement and any Schedules thereto, and specifically the covenants listed below.

Required by Loan Agreement		Actual	In Compliance?
Yes/No
Minimum Fixed Charge Coverage Ratio	1.50 To 1.00		☐ Yes	☐ No
Maximum Total Liabilities to Tangible Net Worth ratio	2.00 To 1.00		☐ Yes	☐ No

5.	I further certify that during the fiscal quarter ending __________, 20__, (a) the Borrower consummated no Specified Transactions other than Permitted Specified Transactions, and (b) the aggregate amounts of Specified Transactions consummated by Borrower are as follows.

Type of Specified Transaction	Aggregate Amount Consummated During Fiscal Quarter
Purchases of all or substantially all of the assets or business of any Person	$__________

Purchases, redemptions, retirements or other acquisitions of any of Borrower’s capital stock or other ownership interests	$__________

Unsubordinated loans to directors, officers, partners, members, shareholders, subsidiaries or Affiliates	$__________

Sales, leases and other dispositions of asset or properties	$__________
Affiliate Transactions	$__________
Total:	$__________

6.	As of the date hereof, no default or Event of Default under Section 8 of the Loan Agreement and any Schedules thereto has occurred (except as specified on Exhibit II, attached hereto, which Exhibit II also sets forth any corrective action taken or proposed to be taken with respect to such default or Event of Default).

In Witness Whereof, I have caused this Certificate to be executed and delivered to the Bank this________ day of ____________, 20__.

Witness
Signature of Officer, Manager, General Partner

Print Name	Print Name

Title

Attach Exhibit I and II, if applicable.

NOTICE OF INVALIDITY OF ORAL AGREEMENTS

The following notice is being provided by Branch Banking and Trust Company (“Lender”) in compliance with §26.02 of the Texas Business and Commerce Code, which provides that certain “loan agreements” must be in writing to be enforceable.

DEBTOR(S) OR OBLIGOR(S):

Borrower:	Applied Optoelectronics, Inc.

The term “Debtor or Obligor” means any individual or entity which: (i) is primarily obligated to pay the Note; or (ii) otherwise is or becomes obligated to pay the loan (for example, as cosigner or guarantor); or (iii) has pledged any property as security for the loan.

LOAN AGREEMENT:

Promissory Note No:	00001

Amount of Note:	$50,000,000.00

Date:	September 28, 2017

As used in this notice, the term “Loan Agreement” means one or more promises, promissory notes, agreements, undertakings, security agreements, deeds of trust, or other documents, or commitments, or any combination of these actions or documents, executed in connection with the loan from Lender.

NOTICE

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This notice shall be deemed to be a part of each document which is executed by any Debtor or Obligor and which comprises a part of the Loan Agreement.

The undersigned Debtor or Obligor acknowledges receipt of a copy of this notice and agrees that all documents comprising the Loan Agreement are subject to the provisions of §26.02 of the Texas Business and Commerce Code.

[SIGNATURE PAGE FOLLOWS]

Executed this 28 day of September 2017.

Borrower:

Applied Optoelectronics, Inc.

By:  /s/ Stefan Murry

Name: Stefan Murry

Title: Chief Financial Officer

Lender:

Branch Banking and Trust Company

By /s/ Brannon F. Fitch

Name: Brannon F. Fitch

Title: SVP

Notice of Invalidity of Oral Agreements

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